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                                                                    EXHIBIT 99.1

UTI Energy Corp. Adopts Stockholder Rights Plan

HOUSTON --(BUSINESS WIRE)-- March 1, 1999 --UTI Energy Corp. (AMEX:UTI) announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to provide additional negotiating leverage to the Company's Board of Directors in the event of an unsolicited takeover bid and to protect the Company's stockholders against inadequate offers and abusive takeover tactics. Under the terms of the Rights Plan, the Company will distribute one Right for each outstanding share of Common Stock to holders of record at the close of business on March 10, 1999. The Rights Plan would be triggered if an acquiring party accumulates 15% or more of the Company's Common Stock.

Commenting on the adoption of the Rights Plan, the Company's Chairman, Mark Siegel said, "We believe that this Plan protects the interests of our stockholders in the event that they and UTI are confronted with coercive or unfair takeover tactics and is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so." Mr. Siegel added that the Rights Plan is similar to those adopted by numerous other companies, and that details of the new Rights plan will be outlined in a letter which will be mailed to stockholders.

UTI Energy Corp. is a leading provider of contract drilling and pressure pumping services in the continental United States. The Company's subsidiaries own 109 drilling rigs that provide drilling services primarily in Texas, Oklahoma, and New Mexico. The Company's pressure pumping subsidiary provides stimulation and cementing services in the Northeast.

    CONTACT: UTI Energy Corp., Houston
       John Vollmer (Chief Financial Officer)
       281/873-4111
           or
       Sitrick And Co.
       Jeff Lloyd/Tom Ekman, 310/788-2850